Renewal of Distribution Agreement

Agreement made this 2nd day of August, 2010 by and between Nuveen Managed Accounts Portfolios Trust, a Massachusetts business trust (the “Fund”), and NUVEEN INVESTMENTS, LLC, a Delaware corporation (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 7, 2010 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 8, 2011 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 8, 2011 and ratify and confirm the Agreement in all respects.

NUVEEN MANAGED ACCOUNTS PORTFOLIOS TRUST

By:    /s/ Mark L. Winget

          Vice President

ATTEST:

/s/  Virginia O’Neal

        Assistant Secretary

NUVEEN INVESTMENTS, LLC

By:    /s/ Stuart Cohen

          Managing Director

ATTEST:

/s/  Christopher Rohrbacher

        Assistant Secretary